Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Christopher Abate
Redwood Trust, Inc.		Chief Financial Officer
Thursday, February 21, 2013		(415) 384-3584

Mike McMahon
Investor Relations
(415) 384-3805

REDWOOD TRUST REPORTS FOURTH QUARTER 2012 RESULTS

MILL VALLEY, CA – February 21, 2013 – Redwood Trust, Inc. (NYSE:RWT) today reported net income for the fourth quarter of 2012 of $42 million, or $0.50 per diluted share. This compares to net income of $40 million, or $0.48 per diluted share, for the third quarter of 2012, and a net loss of $3 million, or $0.03 per diluted share, for the fourth quarter of 2011.

Redwood also reported estimated REIT taxable income of $18 million, or $0.23 per share, for the fourth quarter of 2012. This compares to estimated REIT taxable income of $15 million, or $0.19 per share, for the third quarter of 2012, and REIT taxable income of $3 million, or $0.04 per share, for the fourth quarter of 2011.

During the fourth quarter of 2012, Redwood sold its remaining investment interests in nine legacy Acacia entities and ten legacy Sequoia entities. After completion of an accounting analysis, it was determined that these entities should be deconsolidated for financial reporting purposes. The deconsolidation resulted in a $4 million net, non-recurring increase to fourth quarter 2012 earnings. Included in this earnings release is a non-GAAP presentation of Redwood’s consolidated income for the three months ended December 31, 2012 that reclassifies the impact of the deconsolidation into a single line item for ease of comparison to our GAAP income for the three months ending September 30, 2012.

Additional information on Redwood’s business, financial results, and non-GAAP metrics can be found in The Redwood Review, a quarterly publication available on Redwood’s website at www.redwoodtrust.com. In order to complete the formatting of its Annual Report on Form 10-K with eXtensible Business Reporting Language (XBRL) tags, Redwood plans to file the Annual Report with the Securities and Exchange Commission on or about Tuesday, February 26, 2013, and also make it available on Redwood’s website.

Cautionary Statement: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to estimates of taxable income and the timing of filing our Annual Report on Form 10-K. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our most recent Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission (SEC), including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

During the fourth quarter of 2012, Redwood sold its remaining investment interests in nine legacy Acacia entities and ten legacy Sequoia entities. The sale of Redwood’s interests in these legacy entities triggered a derecognition of their underlying assets and liabilities for financial reporting purposes and resulted in a $4 million net, non-recurring increase to fourth quarter 2012 earnings. The $4 million net, non-recurring increase is not reflected as a simple line item in Redwood’s fourth quarter GAAP income statement. Instead, it is expressed as an $11 million decrease to net interest income, reflecting the accelerated recognition of deferred hedging costs relating to Acacia entities, and a $15 million realized gain upon deconsolidation. The $15 million gain primarily reflects the proceeds received on the sale of the interests in these legacy entities, as well as recovery of excess loan loss reserves related to legacy Sequoia entities that Redwood was required to record in past periods under GAAP.

The table below sets forth the components of Redwood’s third and fourth quarter 2012 net income, as reported under GAAP, together with a non-GAAP presentation of the components of Redwood’s fourth quarter 2012 net income. The non-GAAP presentation reflects a reclassification adjustment which, overall, does not impact reported net income under GAAP, but which we believe is useful for investors because it reflects the impact of the deconsolidation of the legacy Acacia and Sequoia entities in a manner consistent with the way management analyzes Redwood’s fourth quarter 2012 results of operations and the manner in which management compares the components of fourth quarter 2012 net income to the components of third quarter 2012 net income.

Components of Consolidated Income (1)

($ in millions)

	Three Months Ended
	December 31, 2012			September 30, 2012
	Redwood As Reported	Reclassification Adjustment (2)	(Non-GAAP) As Adjusted	Redwood As Reported

Net interest income	$20	$11	$31	$31

Provision for loan losses	(3)	—	(3)	(1)
Other market valuation adjustments, net	(1)	—	(1)	(3)
Mortgage banking activities, net	24	—	24	17
Operating expenses	(18)	—	(18)	(17)

Total realized gains, net: (3)
Realized gains on sales, net	5	—	5	14
Realized gain on deconsolidation	15	(11)	4	—
Provision for income taxes	—	—	—	(1)

Net Income	$42	$—	$42	$40

(1)	Certain totals may not foot due to rounding.
(2)	The Reclassification Adjustment column shows a reclassification adjustment related to the deconsolidation of certain legacy Acacia and Sequoia entities that impacts items reported under GAAP, but which, overall, does not impact reported net income: Net interest income is increased by $11 million to address the non-recurring decrease to net interest income resulting from accelerated recognition of $11 million of deferred hedging costs relating to Acacia entities upon deconsolidation of these entities; and Realized gain on deconsolidation is decreased by $11 million to reflect that the deconsolidation of these Sequoia and Acacia entities resulted in a non-recurring net increase to earnings of only $4 million.
(3)	Total realized gains, net were $20 million as reported under GAAP for the three months ended December 31, 2012.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)

($ in millions, except share data)

	Fourth	Third	Second	First	Fourth
	Quarter 2012	Quarter 2012	Quarter 2012	Quarter 2012	Quarter 2011

Interest income	$53	$60	$60	$59	$56
Interest expense	(33)	(28)	(29)	(31)	(29)

Net interest income (2)	20	31	31	28	27
(Provision for) reversal of provision for loan losses	(3)	(1)	1	—	(8)
Other market valuation adjustments, net	(1)	(3)	(5)	(1)	(10)

Net interest income after provision and other market valuation adjustments	16	27	27	27	10
Mortgage banking activities, net	24	17	2	4	—
Operating expenses	(18)	(17)	(15)	(15)	(13)
Realized gains, net (2)	20	14	7	14	—
Provision for income taxes	—	(1)	(1)	—	—

Net Income (Loss) Attributable to Redwood Trust, Inc.	$42	$40	$20	$30	$(3)

Average diluted shares (thousands)	82,498	80,764	78,815	79,892	78,370
Diluted earnings (loss) per share	$0.50	$0.48	$0.24	$0.37	$(0.03)
Regular dividends declared per common share	$0.25	$0.25	$0.25	$0.25	$0.25

(1)	Certain totals may not foot due to rounding.
(2)	See the Non-GAAP presentation of fourth quarter 2012 consolidated GAAP income on page 2 for a review of the way management analyzes Redwood’s fourth quarter 2012 net income and the manner in which management compares the components of fourth quarter 2012 net income to the components of third quarter 2012 net income.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)

($ in millions, except share data)

	Year Ended December 31,
	2012	2011

Interest income	$231	$217
Interest expense	(121)	(99)

Net interest income	111	118
Provision for loan losses	(4)	(16)
Other market valuation adjustments, net	(10)	(40)

Net interest income after provision and other market valuation adjustments	97	62
Mortgage banking activities, net	47	—
Operating expenses	(65)	(48)
Realized gains, net	55	11
Provision for income taxes	(1)	—

Net income	132	25
Less: Net loss attributable to noncontrolling interest	—	(1)

Net Income Attributable to Redwood Trust, Inc.	$132	$26

Average diluted shares (thousands)	80,674	78,300
Diluted earnings per share	$1.59	$0.31
Regular dividends declared per common share	$1.00	$1.00

(1)	Certain totals may not foot due to rounding.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)

($ in millions, except share data)

	31-Dec 2012	30-Sep 2012	30-Jun 2012	31-Mar 2012	31-Dec 2011

Residential loans	$2,836	$3,495	$3,472	$3,651	$4,195
Commercial loans	313	298	259	190	170
Real estate securities	1,109	1,313	1,311	1,262	982
Cash and cash equivalents	81	39	70	150	267
Other assets	106	152	134	119	130

Total Assets	$4,444	$5,297	$5,246	$5,372	$5,743

Short-term debt	$552	$522	$455	$441	$428
Other liabilities	83	156	136	126	144
Asset-backed securities issued	2,529	3,429	3,564	3,704	4,139
Long-term debt	140	140	140	140	140

Total liabilities	3,304	4,247	4,295	4,410	4,851

Stockholders’ equity	1,140	1,050	951	962	893

Total Liabilities and Equity	$4,444	$5,297	$5,246	$5,372	$5,743

Shares outstanding at period end (thousands)	81,716	81,526	79,263	78,756	78,556
GAAP book value per share	$13.95	$12.88	$12.00	$12.22	$11.36

(1)	Certain totals may not foot due to rounding. See notes to consolidating balance sheet on page 7.

REDWOOD TRUST, INC.

The following tables show the estimated effect that Redwood (Parent) and our Consolidated Entities had on GAAP income for the three and twelve months ended December 31, 2012.

Consolidating Income Statement (1)

Three Months Ended December 31, 2012

($ in millions)

	Redwood (Parent) (2)	Consolidated Entities	Redwood Consolidated (3)

Interest income	$27	$19	$46
Net discount (premium) amortization	9	(2)	7

Total interest income	36	17	53
Interest expense	(7)	(26)	(33)

Net interest income (expense) (3)	29	(8)	20
Provision for loan losses	(2)	(1)	(3)
Other market valuation adjustments, net	(4)	3	(1)

Net interest income (loss) after provision and other market valuation adjustments	23	(6)	16
Mortgage banking activities, net	24	—	24
Operating expenses	(18)	—	(18)
Realized gains, net (3)	5	15	20
Provision for income taxes	—	—	—

Net Income	$34	$9	$42

Consolidating Income Statement (1)

Year Ended December 31, 2012

($ in millions)

	Redwood (Parent) (2)	Consolidated Entities	Redwood Consolidated

Interest income	$106	$99	$205
Net discount (premium) amortization	33	(6)	27

Total interest income	139	92	231
Interest expense	(25)	(96)	(121)

Net interest income (expense)	114	(4)	111
Provision for loan losses	(3)	—	(4)
Other market valuation adjustments, net	(16)	6	(10)

Net interest income after provision and other market valuation adjustments	94	2	97
Mortgage banking activities, net	47	—	47
Operating expenses	(65)	—	(65)
Realized gains, net	32	22	55
Provision for income taxes	(1)	—	(1)

Net Income	$107	$24	$132

(1)	Certain totals may not foot due to rounding.
(2)	The interest income and interest expense related to the residential resecuritization we engaged in during the third quarter of 2011 and the commercial securitization we engaged in during the fourth quarter of 2012 are included in Redwood (Parent).
(3)	See the Non-GAAP presentation of fourth quarter 2012 consolidated GAAP income on page 2 for a review of the way management analyzes Redwood’s fourth quarter 2012 net income and the manner in which management compares the components of fourth quarter 2012 net income to the components of third quarter 2012 net income.

REDWOOD TRUST, INC.

We present this table to highlight the effect that Redwood (Parent) and our Consolidated Entities had on our GAAP balance sheet at December 31, 2012.

Consolidating Balance Sheet (1)

December 31, 2012

($ in millions)

	Redwood (Parent) (2)	Consolidated Entities	Redwood Consolidated

Residential loans	$563	$2,273	$2,836
Commercial loans	313	—	313
Real estate securities	1,109	—	1,109
Cash and cash equivalents	81	—	81

Total earning assets	2,066	2,273	4,338
Other assets	94	12	106

Total Assets	$2,159	$2,285	$4,444

Short-term debt	$552	$—	$552
Other liabilities	80	2	83
Asset-backed securities issued	336	2,193	2,529
Long-term debt	140	—	140

Total liabilities	1,108	2,196	3,304

Stockholders’ equity	1,051	89	1,140

Total Liabilities and Equity	$2,159	$2,285	$4,444

(1)	Certain totals may not foot due to rounding. Certain Sequoia securitization entities, the residential resecuritization we engaged in during the third quarter of 2011, and the commercial securitization we engaged in during the fourth quarter of 2012 are treated as secured borrowing transactions for GAAP and we are required under GAAP to consolidate the assets and liabilities of these securitization entities. The securitized assets and liabilities are legally not ours, and we own only the securities and interests that we acquired from these entities. The liabilities of these entities are obligations payable only from the cash flow generated by their securitized assets.
(2)	The consolidating balance sheet presents the assets and liabilities of the residential resecuritization we engaged in during the third quarter of 2011 under Redwood (Parent), although these assets and liabilities are owned by the residential resecuritization entity and are legally not ours and we own only the securities and interests that we acquired from the residential resecuritization entity. At December 31, 2012, the residential resecuritization accounted for $326 million of real estate securities and other assets and $165 million of asset-backed securities issued and other liabilities.

The consolidating balance sheet presents the assets and liabilities of the commercial securitization we engaged in during the fourth quarter of 2012 under Redwood (Parent), although these assets and liabilities are owned by the commercial securitization entity and are legally not ours and we own only the securities and interests that we acquired from the commercial securitization entity. At December 31, 2012, the commercial securitization accounted for $290 million of commercial loans and other assets and $173 million of asset-backed securities issued and other liabilities.